Exhibit 4.1
AMENDMENT TO RIGHTS AGREEMENT
This Amendment to Rights Agreement, dated as of March 27, 2011 (this “Amendment”), between GSI Commerce, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”).
WITNESSETH:
WHEREAS, the Company and the Rights Agent constitute all of the parties to that certain Rights Agreement, dated as of April 3, 2006 (the “Rights Agreement”), and desire to amend the Rights Agreement as set forth herein;
WHEREAS, at a meeting of the board of directors of the Company (the “Board”) held on March 27, 2011, (the “Meeting”), the Board adopted a certain Agreement and Plan of Merger (the “Merger Agreement”) among the Company, eBay Inc. and Gibraltar Acquisition Corp. (“Merger Sub”) (eBay Inc., Merger Sub or any of their Affiliates (as defined in the Merger Agreement) are collectively referred to herein as the “Other Parties”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) substantially in the form attached hereto as Exhibit A;
WHEREAS, upon the effectiveness of the Merger, the Other Parties collectively will acquire more than 20% of the Company’s common stock, par value $0.01 (the “Company Common Stock”);
WHEREAS, the acquisition of more than 20% of the Company Common Stock would result in the acquiring entity or entities being deemed to be an “Acquiring Person” under the Rights Agreement, which would trigger certain events pursuant to the terms of the Rights Agreement; and
WHEREAS, at the Meeting, the Board determined that it is in the best interest of the Company to amend the Rights Agreement prior to the Company entering into the Merger Agreement so that (i) none of the Other Parties will be deemed to become an Acquiring Person or Principal Party under the Rights Agreement; (ii) neither a Distribution Date, a Stock Acquisition Date nor a Triggering Event will be deemed to have occurred; (iii) the Expiration Date of the Rights Agreement will occur immediately prior to the Effective Time (as defined in the Merger Agreement); (iv) the Rights will not separate from the Company Common Stock as a result of the execution, delivery or performance of the Merger Agreement or the Support Agreements (as defined in the Merger Agreement) or the consummation of the Merger; and (v) none of the Company, Parent, Merger Sub or the Surviving Corporation (as defined in the Merger Agreement), nor any of their respective Affiliates, shall have any obligations under the Rights Agreement to any holder (or former holder) of Rights as of or following the Effective Time, in each case as a result of the Merger.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, and pursuant to the Rights Agreement and in accordance with Section 27 thereof, the parties hereto do hereby agree as follows (capitalized terms used but not defined herein have the meanings ascribed to such terms in the Rights Agreement):
1. Amendments to the Rights Agreement.
(a) The Rights Agreement shall be amended by adding the following defined terms at the end of Section 1 of the Rights Agreement:
“aq. “Merger Agreement” shall mean a certain Agreement and Plan of Merger among the Company, eBay Inc. and Gibraltar Acquisition Corp. substantially in the form attached hereto as Exhibit D.”
“ar. “Other Parties” shall mean eBay Inc., Gibraltar Acquisition Corp. or any of their Affiliates.”
(b) The Rights Agreement shall be amended by amending and restating Section 7(a)(i) of the Rights Agreement as follows:
“(i) the earlier of (x) 5:00 P.M., New York City time, on April 14, 2016, (y) immediately prior to the Effective Time, provided that the Company shall notify the Rights Agent promptly following the occurrence of the Effective Time (as defined in the Merger Agreement), or (z) such later date as may be established by the Board of Directors of the Company prior to the expiration of the Rights (such date, as it may be extended by the Board of Directors of the Company, the “Final Expiration Date”),”
(c) The Rights Agreement shall be amended by adding the following sentence at the end of Section 15 of the Rights Agreement:
“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy, or claim under this Agreement in connection with any transactions contemplated by, or in compliance with the terms of, the Merger Agreement, including the execution, delivery or performance of proxies or agreements to vote shares of Common Stock granted by any stockholder of the Company to the Other Parties in connection with the Merger Agreement.”
(d) The Rights Agreement shall be amended by adding the following as new section 35 of the Rights Agreement to read in its entirety as follows:
“Section 35. Notwithstanding anything to the contrary in this Agreement or the Rights Certificates, with respect to the Merger Agreement, (i) none of the execution or announcement of, or consummation of the Merger (as defined in the Merger Agreement) or the related transactions contemplated by, or in compliance with the terms of, the Merger Agreement, including the execution, delivery or performance of proxies or agreements to vote shares of Common Stock granted by any stockholder of the Company to the Other Parties shall result or be deemed to result in a Distribution Date, Stock Acquisition Date or Triggering Event; (ii)

none of the Other Parties, individually or collectively, shall become or be deemed to become an Acquiring Person or a Principal Party as a result of the execution or announcement of, or consummation of the Merger or the related transactions contemplated by, or in compliance with the terms of, the Merger Agreement, including the execution, delivery or performance of proxies or agreements to vote shares of Common Stock granted by any stockholder of the Company to the Other Parties; (iii) the Company shall not be obligated to provide any notice pursuant to Section 25(b) as a result of the execution or announcement of, or consummation of the Merger or the related transactions contemplated by, or in compliance with the terms of, the Merger Agreement, including the execution, delivery or performance of proxies or agreements to vote shares of Common Stock granted by any stockholder of the Company to the Other Parties; and (iv) upon consummation of the Merger in accordance with the terms of the Merger Agreement, all Rights shall be deemed to have been redeemed in full and all rights thereunder extinguished.”
(e) The Rights Agreement shall be amended by adding the following as new section 36 of the Rights Agreement to read in its entirety as follows:
“Section 36. Notwithstanding anything to the contrary in this Agreement or the Rights Certificates, the Rights will not separate from the Common Stock as a result of the execution, delivery or performance of the Merger Agreement or the Support Agreements (as defined in the Merger Agreement) or the consummation of the Merger.”
(f) The Rights Agreement shall be amended by adding the following as new section 37 of the Rights Agreement to read in its entirety as follows:
“Section 37. Notwithstanding anything to the contrary in this Agreement or the Rights Certificates, none of the Company, the Other Parties or the Surviving Corporation (as defined in the Merger Agreement), nor any of their respective Affiliates, shall have any obligations under the Rights Agreement to any holder (or former holder) of Rights as of or following the Effective Time.”
(g) New Exhibit D is hereby added to the Rights Agreement substantially in the form set forth as Exhibit A hereto.
2. Miscellaneous.
(a) The laws of the State of Delaware shall govern the validity, interpretation, construction, performance, and enforcement of this Amendment, excluding the choice of laws provisions of the State of Delaware.
(b) Except as modified herein, all other terms and provisions of the Rights Agreement (including the Exhibits thereto) are unchanged and remain in full force and effect.
(c) This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This

Amendment shall become effective when each party to this Amendment shall have received a counterpart hereof signed by the other party to this Amendment.
(d) This Amendment shall be binding upon any permitted assignee, transferee, successor or assign to any of the parties hereto.
(e) If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
(f) The officer of the Company executing this Amendment on behalf of the Company hereby certifies on behalf of the company that this Amendment complies with Section 27 of the Rights Agreement.
(g) In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their duly authorized representatives as of the date first written above.

GSI COMMERCE, INC.
By:	/s/ Michael R. Conn
	Name:	Michael R. Conn
	Title:	Executive Vice President, Finance and Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By:	/s/ Paula Caroppoli
	Name:	Paula Caroppoli
	Title:	Senior Vice President

EXHIBIT A
Agreement and Plan of Merger
See Agreement and Plan of Merger, dated as of March 27, 2011, by and among eBay Inc., Gibraltar Acquisition Corp. and GSI Commerce, Inc. (filed as Exhibit 2.1 to GSI Commerce, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 28, 2011 and incorporated herein by reference).